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                                                                     EXHIBIT 4.1

VI.  Long Term Agreement

     .    Article XVI, Term of Agreement

          This agreement shall become effective June 6, 1997, and shall remain in full force and effect through June 5, 2003.

     .    Article XIV, Contingent Cost of Living Allowance

          Effective June 6, 1997, the cost of living allowance will be based on the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers (1982-1984=100). The first quarterly payment under the revised index will be July 1997.

          The one cent ($0.01) quarterly COLA diversion will be eliminated effective June 6, 1997.

     .    Long Term Agreement Bonus

          .    Eligibility

               Each active full-time employee on the payroll of the Company, including employees absent due to occupational injury or illness, Medical Leave of Absence, Maternity Leave of Absence or other authorized leave under the Family Medical Leave Act, covered by this agreement, on June 6, 1995 shall be eligible for a Long Term Agreement Bonus. Any active, full-time employee who joins the payroll after June 6, 1995 shall be eligible for an $800.00 lump sum bonus on each succeeding anniversary date of this agreement through June 6, 2002.

          .    Election of Options

               Eligible employees shall be provided with three (3) payment options. Employees must make an irrevocable election of a payment option prior to the first LTA Bonus payment date of June 6, 1995. The Company will make available option forms to employees between March 15, 1995 and the first payment date. If an employee does not make an election, the default election shall be option 1 as specified below.

          .    Options

               A.   Option 1 - Cash Payment
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                    Employees electing this option or failing to affirmatively elect Options 2 or 3 below shall receive payment according to the following schedule:

                         .    June 6, 1995     $800.00
                         .    June 6, 1996     $800.00
                         .    June 6, 1997     $800.00
                         .    June 6, 1998     $800.00
                         .    June 6, 1999     $800.00
                         .    June 6, 2000     $800.00
                         .    June 6, 2001     $800.00
                         .    June 6, 2002     $800.00

                    In order to receive payment as specified above, employees must continue eligibility as defined in paragraph 1 above on each of the dates shown.

               B.   Option 2 - Annual Receipt of Stock

                    Eligible employees electing this option shall be granted Promissory Shares in an amount equal to the mean of the common share trading price (highest/lowest) on June 6, 1995 (or the last trading day prior to that date if June 6, 1995 is not a trading day) divided into $4,826.00 less any required Federal, State and Local withholding taxes and FICA requirements on the equivalent of the $800 initial payment. This dollar amount represents the net present value as of June 6, 1995 of eight annual payments of $800.00

                    The number of shares of equivalent Promissory Shares will be increased by the value of any Philip Morris Common Stock dividend(s) as declared which would accrue during the one
                    (1) year period between the award date and the date of receipt.

                    On each anniversary of the LTA renewal date of June 6, 1995, employees will be awarded at their option the stock or cash equivalent of the total account balance including any reinvested accrued dividend in accordance with the following schedule:

                    . June 6, 1995 - One seventh (1/7) of the total remaining balance including reinvested dividends.
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                    .    June 6, 1997 - One sixth (1/6) of the total remaining
                         balance including reinvested dividends.
                    . June 6, 1998 - One fifth (1/5) of the total remaining balance including reinvested dividends.
                    . June 6, 1999 - One fourth (1/4) of the total remaining balance including reinvested dividends.
                    . June 6, 2000 - One third (1/3) of the total remaining balance including reinvested dividends.
                    . June 6, 2001 - One half (1/2) of the total remaining balance including reinvested dividends.
                    . June 6, 2002 - The total remaining balance including reinvested dividends.

                    The number of shares of Philip Morris Common Stock or the cash payment delivered will immediately be reduced by such additional amount equal to the employee's liability for FICA taxable earnings and Federal, State, and Local tax withholding requirements if any. Any resulting partial shares will be paid in cash. The value of an equivalent Promissory Share will be equal to the mean of the common share trading price (highest/lowest) on June 6, 1996 and any subsequent payment date or the last trading day prior to that date if June 6th is not a trading day.

                    Employees electing Option 2 who are laid off, retire, separate under a Company sponsored separation program, or receive LTD between the date of the grant and the date of delivery shall receive the cash equivalent or stock as described above only on the next annual payment date following separation.

                    Employees electing Option 2 who voluntarily resign or are discharged prior to the date of delivery shall forfeit any unpaid shares.

                    In the event of an employee's death between the date of the grant and the date of delivery, the cash equivalent or stock scheduled to be delivered only on the next annual payment date will be delivered to the employee's designated beneficiary if a designation of beneficiary form is completed, or the estate of the employee if no form is completed by the date stock is scheduled to be delivered.
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               C.   Option 3 - Deferred Shares

                    Eligible employees electing this option shall be granted Promissory Shares in an amount equal to the mean of the common share trading price (highest/lowest) on June 6, 1995 (or the last trading day prior to that date if June 6, 1995 is not a trading day) divided into $4,826.00 less any required Federal, State and Local withholding taxes and FICA requirements on the equivalent of the $800 initial payment. This dollar amount represents the net present value as of June 6, 1995 of eight annual payments of $800.00.

                    The number of shares of equivalent Promissory Shares will be increased by the value of any Philip Morris Common Stock dividend(s) as declared which would accrue from the award date and the date of receipt on June 6, 2002.

                    On June 6, 2002, the number of shares of Philip Morris Common Stock of equivalent Promissory Shares will immediately be reduced by such additional amount equal to the employee's liability for FICA taxable earnings and Federal, State and local tax withholding requirements if any. Any resulting partial shares will be paid in cash.
                    The value of an equivalent Promissory Share will be equal to the mean of Common Stock trading price (highest/lowest) on the date the equivalent Promissory Shares are granted.

                    Employees electing Option 3 who voluntarily resign or are discharged between the date of the grant and the date of delivery shall forfeit all shares.

                    Employees who are laid off, retire or separate under a Company sponsored separation program or receive LTD between the date of the grant and the date of the delivery shall receive a prorated amount in the form of stock or cash equivalent of the account balance equal to one seventh (1/7th) of the balance for each full year of continuous service from the date of the grant on June 6, 1995. Such prorated balance shall be delivered on June 6, 2002. In the event of an employee's death, the prorated award in the form of stock or cash equivalent will be delivered to the employee's designated beneficiary if a designation of beneficiary form is completed or the estate of the employee if no form is completed. Such prorated
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                    balance shall be delivered on June 6, 2002.  Prorated
                    balances delivered in the manner described above shall continue to accrue reinvested dividend earnings until the final delivery date of June 6, 2002.

          .    General

               An employee may not assign the award of equivalent Promissory Shares to anyone else.

               Equivalent Promissory Shares will be adjusted for any Philip Morris Common Stock splits which might occur prior to the date of receipt.

               Since the award is equivalent Promissory Shares, there will be no Stockholder voting rights associated with any equivalent Promissory Shares.

               Equivalent Promissory Shares or PM Common Stock issued or cash payments elected under any payment option will not be considered as "earnings" for purposes of DPS, Retirement, Life Insurance, and LTD.

               The Company will issue a prospectus in accordance with applicable law outlining the details of this Promissory Stock proposal prior to 06/06/95.

               Any employee who is hired and does not complete a probationary period prior to June 6, 1995 shall not be eligible for payment under Options 2 or 3.